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EXHIBIT 10.1

TANNING TECHNOLOGY CORPORATION
CHANGE IN CONTROL PLAN

ARTICLE I

PURPOSE, ESTABLISHMENT AND APPLICABILITY OF PLAN

1. Purposes. It is expected that the Company from time to time will consider the possibility of a Change in Control. The Board recognizes that such consideration can be a distraction to key Employees and can cause such Employees to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of these Employees, notwithstanding the possibility, threat or occurrence of a Change in Control. The Board believes that it is in the best interests of the Company and its stockholders to provide these Employees with certain severance benefits upon termination of employment following a Change in Control. Such benefits provide these Employees with enhanced financial security and provide an efficient incentive and encouragement to these Employees to remain with the Company, notwithstanding the possibility or occurrence of a Change in Control, and to maximize the value of the Company.

2. Establishment of Plan. As of the Effective Date, the Company hereby establishes the plan as set forth in this document.

3. Applicability of Plan. Subject to the terms of this Plan, the benefits provided by this Plan shall be available to those Employees who, on or after the Effective Date, receive, acknowledge and accept a Notice of Participation in accordance with Section 2 of Article III below.

4. Contractual Right to Benefits. This Plan and the Notice of Participation establish and vest in each Participant a contractual right to the benefits to which he or she is entitled pursuant to the terms thereof, enforceable by the Participant against the Company.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

        Whenever used in the Plan, the following terms shall have the meanings set forth below.

1. Annual Compensation. "Annual Compensation" shall mean an amount equal to the Participant's gross annual base salary, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding the Change in Control.

2. Board. "Board" shall mean the Board of Directors of the Company.

3. Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an Employee that is materially injurious to the Company, (ii) the Participant's conviction of a felony that is materially injurious to the Company, (iii) a willful act by the Participant which constitutes gross misconduct and which is materially injurious to the Company, (iv) repeated acts of alcohol or substance abuse that are materially injurious to the Company, or (v) material violations by the Participant of the Participant's employment duties which are demonstrably willful and deliberate on the Participant's part.

4. Change in Control. "Change in Control" shall mean the occurrence of any of the following events:

          (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

          (ii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

          (iii) The consummation, either in a single transaction or in a series of related transactions, of the sale or disposition by the Company of all or substantially all of the Company's assets.

          (iv) Notwithstanding the foregoing, a "Change in Control" shall not be deemed to occur if:

            (A) The person or group that makes the acquisition of securities or assets that would otherwise trigger the "Change in Control" is either (1) the beneficial owner, as of the Effective Date, of shares of the Company representing twenty percent (20%) or more of the total voting power of the Company's then outstanding voting securities, or (2) an affiliate of such a beneficial owner, with the term affiliate for purposes of this paragraph meaning a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such beneficial owner; or

            (B) The acquisition of securities or assets that would otherwise trigger the "Change in Control" takes place in connection with a management buyout pursuant to which the persons who were officers of the Company immediately preceding such transaction beneficially own not less than twenty percent (20%) of the outstanding voting securities of (1) the Company, immediately following a transaction described in clause (i) above, or (2) the Company or the surviving entity, immediately following a transaction described in clause (ii) above, or (ii) the acquiring entity, immediately following a transaction described in clause (iii) above.

5. Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

6. Company. "Company" shall mean Tanning Technology Corporation and any successor entities as provided in Article VII hereof.

7. Disability. "Disability" shall mean that the Participant has been unable to perform his or her duties as an Employee as the result of incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Participant's employment. In the event that the Participant resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

8. Effective Date. "Effective Date" shall mean the date this Plan is approved by the Board.

9. Employee. "Employee" shall mean an employee of the Company or of a parent or subsidiary of the Company.

10. ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

11. Involuntary Termination. "Involuntary Termination" shall mean (i) without the Participant's express written consent, the significant reduction of the Participant's title, duties or responsibilities relative to the Participant's title, duties or responsibilities in effect immediately prior to such reduction; (ii) without the Participant's express written consent, a material reduction of the facilities and perquisites (including office space and location) relative to the facilities and perquisites available to the Participant immediately prior to such reduction; (iii) without the Participant's express written consent, a reduction by the Company in the Participant's Annual Compensation; (iv) without the Participant's express written consent, a material reduction by the Company in the kind or level of employee benefits relative to the employee benefits to which the Participant is entitled immediately prior to such reduction with the result that the Participant's overall benefits package is significantly reduced; (v) without the Participant's express written consent, the relocation of (A) a Participant who offices at the Company's headquarters facility to a location outside of the greater metropolitan area of Denver, Colorado, or (B) a Participant who does not office at the Company's headquarters facility to a location more than 50 miles from the Participant's then present location; (vi) any purported termination of the Participant by the Company which is not effected as a result of the Participant's death or Disability or for Cause; (vii) the failure of the Company to obtain the assumption of this Plan with respect to the Participant by any successors contemplated in Article VII below; or (viii) any act or set of facts or circumstances which would, under Colorado case law or statute, constitute a constructive termination of the Participant. Notwithstanding anything herein to the contrary, none of the acts or circumstances described in this Section, other than a purported termination as described in subsection (vi), shall constitute an "Involuntary Termination" unless and until (1) the Participant gives the Company written notice that references this Plan stating the Participant's belief that an Involuntary Termination has occurred, and (2) the Company fails to cure the acts or circumstances causing such Involuntary Termination within five days of the receipt of such notice, in which case the Involuntary Termination shall be deemed to have occurred as of the date such acts or circumstances occurred.

12. Notice of Participation. "Notice of Participation" shall mean an individualized written notice of participation in the Plan from an authorized officer of the Company that has been acknowledged and accepted by a Participant.

13. Participant. "Participant" shall mean an individual who meets the eligibility requirements of Article III.

14. Plan. "Plan" shall mean this Tanning Technology Corporation Management Change in Control Plan.

15. Plan Administrator. "Plan Administrator" shall mean the Board or such committee or designate to which the Board has assigned the duty and responsibility for administering the Plan.

16. Severance Payment. "Severance Payment" shall mean the payment of severance compensation as provided in Article IV hereof.

17. Severance Payment Percentage. "Severance Payment Percentage" shall mean, for each Participant, the Severance Payment Percentage set forth in such Participant's Notice of Participation.

ARTICLE III

1. Waiver. As a condition of receiving benefits under the Plan, a Participant must sign a general waiver and release on a form provided by the Company, releasing and waiving, without limitation, any and all claims, causes of action and the like against the Company and its successors, shareholders, officers, trustees, agents and employees, regarding all matters relating to the Participant's service as a director, officer and employee, as the case may be, of the Company or of any subsidiary or affiliate of the Company and the termination of such relationship, provided, however, that such waiver and release shall not apply with respect to obligations owed to the Participant, (i) with respect to accrued wages, bonuses, vacation, sick pay or expense reimbursements; (ii) pursuant to (A) any "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA, (B) any "welfare benefit plan" as such term is defined in Section 3(1) of ERISA, or (C) any stock option or other equity incentive plan, other than obligations to provide severance payments or severance benefits, which obligations shall be superceded by this Plan; (iii) to indemnify Participant in accordance with the Certificate of Incorporation and Bylaws of the Company, or pursuant to any separate indemnification agreement between Participant and the Company, for service as an officer, director, manager, employee, consultant or fiduciary of or on behalf of the Company or any subsidiary or affiliate of the Company, or (iv) pursuant to this Plan. Claims subject to this waiver and release include, without limitation, any claims arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA").

2. Participation in Plan. Participation in the Plan shall be limited to management or highly compensated Employees who are designated as Participants by the Board. Each such Employee who is designated by the Board and who signs and timely returns to the Company a Notice of Participation shall be a Participant in the Plan. A Participant shall cease to be a Participant in the Plan upon ceasing to be an Employee, unless in either case such Participant is entitled or subsequently becomes entitled as a result of the occurrence of a Change in Control to benefits hereunder. A Participant entitled to benefits hereunder shall remain a Participant in the Plan until the full amount of the benefits has been delivered to the Participant.

ARTICLE IV

SEVERANCE BENEFITS

1. Involuntary Termination in Anticipation of or Following a Change in Control. If a Participant's employment terminates as a result of an Involuntary Termination either (i) in anticipation of a Change in Control (which shall be deemed to have occurred only if the Participant's termination occurred within the twelve (12) month period preceding a Change in Control and such termination either (A) was at the request of a third party that ultimately obtained control of the Company in such Change in Control, or (B) otherwise arose in connection with, or in anticipation of, such Change in Control), or (ii) at any time within the twelve (12) month period following a Change in Control, then, subject to Articles III and V hereof, the Participant shall be entitled to receive severance benefits as follows:

          (a) Severance Pay. The Participant shall be entitled to receive a Severance Payment equal to the sum of the product obtained by multiplying the Participant's Severance Payment Percentage times the Participant's Annual Compensation; provided, however, that in no event shall such Severance Payment exceed the equivalent of twice the total of all compensation, including wages, salary, and any other benefits of monetary value, whether paid in the form of cash or otherwise, which was paid as consideration for the Participant's service during the year immediately preceding the termination, or which would have been so paid at the Participant's usual rate of compensation if the Participant had worked a full year. Any such Severance Payment shall be paid in cash by the Company to the Participant in a single lump sum payment, less applicable tax withholding, within 45 business days of the later of the Participant's termination date and the date of the Change in Control. Such Severance Payment shall be in lieu of any other severance or severance-type benefits to which the Participant may be entitled under any other Company-sponsored plan, practice or arrangement.

          (b) COBRA Benefits. Should the Participant elect to participate in COBRA benefits continuation, then the Company shall pay or shall reimburse the Participant (to the extent the Participant has previously made payments), to the extent COBRA benefits are available, the Participant's monthly premiums for the elected level of group medical insurance benefits for the number of months as identified in the Participant's Notice of Participation, but not to exceed the maximum number of months of benefits continuation permitted pursuant to COBRA.

          (c) Stock Option Vesting. Any Tanning stock options held by the Participant under the Participant's stock option agreement and the relevant stock option plan that have not expired as of the later of the Participant's termination date and the date of the Change in Control will become 100% vested.

2. Other Terminations. If (i) the Participant's employment terminates by reason of the Participant's voluntary resignation under circumstances that do not constitute an Involuntary Termination, or (ii) the Company terminates the Participant as a result of the Participant's death or Disability or for Cause, or (iii) the Participant's employment terminates for any other reason, including in an Involuntary Termination, prior to the occurrence of a Change in Control (except for terminations in anticipation of a Change in Control as set forth in Section 1, above) or after the twelve month period following a Change in Control, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company's then existing benefit plans and policies at the time of such termination.

ARTICLE V

GOLDEN PARACHUTE EXCISE TAX AND NON-DEDUCTIBILITY LIMITATIONS

1. Benefits Cap. Except if specifically otherwise set forth in a Participant's Notice of Participation, in the event that the benefits provided for in the Plan, when aggregated with any other payments or benefits received by the Participant, would (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Participant's benefits under this Plan shall be either

          (a) Delivered in full ("Full Acceleration"), or

          (b) Delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax ("Reduced Acceleration");

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis of the greatest amount of benefits, both under this Plan and under any other plan or arrangement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Notwithstanding the foregoing, if the after-tax amount of Full Acceleration is less than $10,000 greater than the after-tax amount of Reduced Acceleration, then the Participant shall not receive Full Acceleration under (a) above but shall instead receive Reduced Acceleration under (b) above.

2. Determination. Unless the Company and the Participant otherwise agree in writing, any determination required under this Article or the Participant's Notice of Participation shall be made in writing by the same firm of independent public accountants who were employed by the Company immediately prior to the Change in Control (the "Accountants"), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Article, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Article. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article.

ARTICLE VI

EMPLOYMENT STATUS; WITHHOLDING

1. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Company's policies regarding termination of employment. If the Participant's employment is otherwise at will, the Participant's employment shall continue to be at-will, as defined under applicable law, and may be terminated at any time.

2. Taxation of Plan Payments. All amounts paid pursuant to this Plan shall be subject to regular payroll and withholding taxes.

ARTICLE VII

SUCCESSORS TO COMPANY AND PARTICIPANTS

1. Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume, and the Company shall require the successor to assume, the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operation of law.

2. Participant's Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

ARTICLE VIII

DURATION, TERMINATION AND AMENDMENT

1. Duration and Termination. This Plan shall remain in full force and effect unless and until terminated in accordance with this Article VIII. The Board shall have the discretionary authority to terminate this Plan at any time, provided, however that such termination shall not diminish, impair or adversely affect in any way the rights of Employees who have become Participants in this Plan prior to such termination. Notwithstanding anything herein to the contrary, this Plan shall apply only with respect to the first Change in Control that occurs after the adoption of this Plan. This Plan shall terminate upon the date that all obligations of the Company hereunder have been satisfied following such first Change in Control.

2. Amendment. The Board shall have the discretionary authority to amend this Plan in any respect prior to the occurrence of a Change in Control, provided, however that such amendment shall not diminish, impair or adversely affect in any way the rights of Employees who have become Participants in this Plan prior to such amendment.

ARTICLE IX

APPEALS

1. Right to Appeal. A Participant who disagrees with his or her allotment of benefits under this Plan may file a written appeal with the Company's Director of Human Resources. Any claim relating to this Plan shall be subject to this appeal process. The written appeal must be filed within 60 days of the later of the Participant's termination date and the date of a Change in Control.

2. Form of Appeal. The appeal must state the reasons the Participant believes he or she is entitled to different benefits under the Plan. The Director of Human Resources shall review the claim. If the claim is wholly or partially denied, the Director of Human Resources shall provide the Participant a written notice of the denial. The notice shall be written in a manner calculated to be understood by the Participant and shall set forth (i) the specific reason or reasons for the denial, (ii) a specific reference to pertinent Plan provisions on which the denial was based, (iii) a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) an explanation of the Plan's claim review procedure.

3. Right to Review. If the claim is denied, in whole or in part, the Participant shall have up to 90 days after receipt of the notice of denial to file with the Board a request for review of a denied claim. In connection with the review of the denied claim, the Participant or his or her duly authorized representative shall be entitled to inspect pertinent documents and submit issues and comments in writing. The review of the decision shall be a full and fair review by the Board and shall be made promptly and not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than 120 days after receipt of a request for review. The decision on review shall be made in writing, shall include specific reasons for the decision written in a manner calculated to be understood by the Participant or Beneficiary, and shall set forth specific references to the pertinent Plan provisions on which the decision is based.

4. Fees and Expenses. If a Participant commences any legal action to enforce any of the obligations of the Company under this Plan and it is ultimately determined that the Participant is entitled to additional payments or benefits under this Plan, the Company shall pay the Participant the amount necessary to reimburse the Participant in full for all reasonable fess and expenses (including reasonable legal fees and legal expenses) incurred by the Participant with respect to such action.

ARTICLE X

NOTICES

1. General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Legal Counsel.

ARTICLE XI

MISCELLANEOUS PROVISIONS

1. No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any benefits contemplated by this Plan, nor shall any such benefits be reduced by any earnings or benefits that the Participant may receive from any other source.

2. Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

3. No Assignment of Benefits. The Participant's rights to receive payments or benefits under this Plan shall not be transferred, encumbered in any way or assigned, other than by Will or the laws of descent and distribution. Any purported transfer, encumbrance or assignment which is made in violation of this Plan, including without limitation any voluntary or involuntary assignment or assignment by operation of law, bankruptcy, garnishment, attachment or other creditor's process, shall be void.

4. Assignment by Company. The Company may assign its rights under this Plan to a successor in accordance with Article VII of this Plan.

5. Covenant of Good Faith. The Company covenants and agrees to make any and all decisions regarding determination of Participant's rights and obligations under the Plan, in good faith.

6. Governing Law. This Plan shall be subject to and governed by the laws of the State of Colorado, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Colorado.

ARTICLE XII

ADDITIONAL INFORMATION

1. Plan Sponsor. The Plan sponsor is the Company and the Plan administrator is the Board.

2. Designated Agent. The designated agent for service of process is:

    Tanning Technology Corporation
    4600 So. Syracuse Street, Suite 300
    Denver, CO 80237
    Attention: Legal Counsel

3. Plan Records. Plan records are kept on a fiscal year basis.

4. Plan Funding. The Plan is funded from the Company's general assets.

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  EXHIBIT 10.1